UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2017

PROVIDENT FINANCIAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-28304	33-0704889
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3756 Central Avenue, Riverside, California	92506
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (951) 686-6060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company [ ]
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 8.01  Other Events

As previously disclosed in our filings with the Securities and Exchange Commission, on December 17, 2012, a class and collective action lawsuit, Gina McKeen-Chaplin, individually and on behalf of others similarly situated vs. Provident Savings Bank, F.S.B. (the "Bank") was filed in the United States District Court for the Eastern District of California (the "Court") against the Bank claiming damages, restitution and injunctive relief for alleged misclassification of certain employees as exempt rather than non-exempt, resulting in a failure to pay appropriate overtime compensation, to provide meal and rest periods, to pay waiting time penalties and to provide accurate wage statements (the "McKeen-Chaplin lawsuit").

On August 12, 2015, the Court issued an order denying the plaintiffs' motion for summary judgment and granting the Bank's motion for summary judgment affirming that the plaintiffs were properly classified as exempt employees and denying the federal claims. On August 18, 2015, the plaintiffs filed an appeal to the order. On July 5, 2017, the United States Court of Appeals for the Ninth Circuit (the "Ninth Circuit") reversed the Court's ruling granting the Bank's motion for summary judgment, instead ruling the plaintiffs were improperly classified as exempt employees and were entitled to overtime compensation. The Ninth Circuit remanded the case back to the Court with instructions to enter summary judgement in favor of the plaintiffs. As a result of the Ninth Circuit's unfavorable ruling, the Bank filed on September 7, 2017, a petition for writ of certiorari to the United States Supreme Court, which was denied on November 27, 2017.

On May 22, 2013, counsel in the McKeen-Chaplin lawsuit filed another class action called Neal versus Provident Savings Bank, F.S.B. (the "Neal lawsuit") in California Superior Court in Alameda County (the "State Court"). The Neal lawsuit is virtually identical to the McKeen-Chaplin lawsuit alleging that mortgage underwriters were misclassified as exempt employees and is in the early stages of litigation.

On December 18, 2017, the Bank, the wholly-owned subsidiary of Provident Financial Holdings, Inc. (the "Company") entered into a Memorandum of Understanding with the plaintiffs' representatives to memorialize an agreement in principle to settle the pending McKeen-Chaplin and Neal Lawsuits. The Memorandum of Understanding assumes class certification for purposes of the settlement only and provides for an aggregate settlement payment by the Bank of $1.775 million, which includes all settlement funds, the named plaintiff service payments,  and class counsel's attorneys' fees and costs.  Any additional costs and expenses related to employer-side payroll taxes will be paid by the Bank.

The Bank's decision to settle these lawsuits was the result of the unfavorable ruling by the United States Supreme Court in the McKeen-Chaplin lawsuit and the significant legal costs, distraction from day-to-day operating activities and substantial resources that would be required to defend the Bank in protracted litigation if the Neal lawsuit would proceed.  In addition, the Bank determined that the settlement would reduce the Bank's potential exposure to damages, penalties, fines and plaintiffs' legal fees in the event of an unfavorable outcome in the Neal lawsuit. The settlement will include the dismissal of all claims against the Bank and related parties in the McKeen-Chaplin and Neal Lawsuits without any admission of liability or wrongdoing attributed to the Bank. The settlement described in the Memorandum of Understanding remains subject to court approval and other customary conditions, including a limitation on the number of plaintiff's in each lawsuit that may opt out of the proposed settlement. If the opt out number for either lawsuit is exceeded, the Bank may at its sole and absolute discretion void the settlement within 30 days of receiving notice of the number of plaintiff's electing to opt out of the settlement.

Based on the proposed settlement, the Company will record an additional litigation reserve of approximately $650,000 in the second quarter of fiscal 2018 to fully reserve for the agreed upon settlement amount.

Safe Harbor for Forward-Looking Statements

This Current Report on Form 8-K contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. All forward-looking statements included in this report, including expectations about the settlement of McKeen-Chaplin and Neal Lawsuits are based upon information available to the Company as of the date of this report, which may change, and the Company assumes no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from the Company's current expectations. Factors that could cause or contribute to such differences include the risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission, as well as the possibility that the court may materially alter or fail to approve the terms of the settlement in the Memorandum of Understanding. The Company assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 20, 2017	PROVIDENT FINANCIAL HOLDINGS, INC.

/s/Donavon P. Ternes
Donavon P. Ternes
President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)